Exhibit 99.1

NMT Medical Announces Fourth-Quarter and Year-End 2008 Financial Results

2009 Expected to be Milestone Year for Company’s Clinical Trials and Development Programs

BOSTON--(BUSINESS WIRE)--March 3, 2009--NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the quarter and year ended December 31, 2008.

Fourth-Quarter Results

Fourth-quarter 2008 total revenues were approximately $4.4 million compared with approximately $7.0 million for the fourth quarter of 2007. Revenues for the fourth quarter of 2007 included approximately $1.8 million of net royalty income. Under the terms of the sale of the vena cava filter product line to C.R. Bard, the net royalty payments relating to the Bard transaction are now reported as a general and administrative expense, which was approximately $75,000 for the fourth quarter of 2008.

Total worldwide cardiac septal repair implant sales for the fourth quarter of 2008 were approximately $4.4 million compared with approximately $5.3 million for the fourth quarter of 2007. Implant sales in North America for the fourth quarter of 2008 were approximately $3.0 million compared with approximately $3.1 million in the fourth quarter of 2007. European implant sales in the fourth quarter of 2008 were approximately $1.4 million compared with $2.2 million in the corresponding period of 2007.

For the fourth quarter of 2008, NMT reported a net loss of approximately $4.2 million, or $0.32 per share. This compares with a net loss of approximately $2.9 million, or $0.23 per share, for the corresponding period in 2007.

Comments on the Fourth Quarter

“NMT reported revenues for the fourth quarter and full-year 2008 in line with the levels we previously announced in January,” said NMT Medical’s Interim President and Chief Executive Officer Frank Martin. “With sales of our BioSTAR® implant, the only bioabsorbable cardiac septal repair technology available for use in humans, we continued to gain market share in Europe and Canada. In addition, during the quarter, we continued to work on finalizing a decision regarding the data analysis timing for CLOSURE I – our landmark patent foramen ovale (PFO)/stroke and transient ischemic attack (TIA) clinical trial in the U.S. We currently anticipate a decision within the next few weeks.”

“As announced in January, we took action to lower our expenses and operate with a leaner, more efficient cost structure given the current economic environment,” said Martin. “We implemented headcount reductions throughout the organization, reprioritized internal programs and restructured various departments. These actions are expected to result in annualized cost savings of greater than $1.0 million. In addition, we are confident that our current cash position will allow us to complete CLOSURE I and bring the STARFlex® implant to the U.S. market, contingent upon United States Food and Drug Administration (FDA) approval.”

Chief Operating Officer Richard E. Davis said, “We ended 2008 with $17.6 million in cash, cash equivalents and marketable securities compared with $21.1 million at September 30, 2008 and $31.0 million at December 31, 2007. This includes the payment of $500,000 we received on December 15, 2008 as part of the $2.25 million settlement that Cardia, Inc. agreed to pay related to a patent litigation lawsuit. We currently anticipate receiving the remaining $1.25 million during 2009.”

Full Year Results

Total revenues for the twelve months ended December 31, 2008 were approximately $17.9 million compared with approximately $26.8 million for the same period in 2007. Revenues for the full year ended December 31, 2008 included approximately $18,000 of net royalty income, compared with approximately $6.9 million of net royalty income for the corresponding period in 2007.

Total worldwide cardiac septal repair implant sales for the full year ended December 31, 2008 were approximately $17.9 million compared with approximately $19.9 million for the same period in 2007. Implant sales in North America for the full year 2008 were approximately $11.7 million compared with approximately $14.2 million for the comparable period of 2007. European implant sales were approximately $6.1 million for the twelve-month period ended December 31, 2008, compared with approximately $5.7 million for the corresponding period in 2007.

The net loss for the year ended December 31, 2008 was approximately $18.1 million, or $1.39 per share, compared with a net loss of approximately $9.1 million, or $0.70 per share, for the full year 2007.

Business Outlook

“Several of our promising programs, such as CLOSURE I and BioSTAR®, are expected to achieve significant milestones during 2009,” said Martin. “Based on the positive response to BioSTAR®, we have entered new markets in Latin America and believe that we are extending our market share in Europe and Canada.”

“Most importantly, the potential to allow investigators to analyze the data of our CLOSURE I study approximately one year earlier than originally planned is very exciting,” said Martin. “Since enrollment in the trial began five years ago, more than 90 percent of the data will be at or greater than a two-year follow-up period by November 2009. The CLOSURE I Executive Committee, independent statistical experts and the FDA are determining if that is an appropriate time interval to perform the study data analysis. If so, we would then expect to submit a pre-market approval (PMA) application for the stroke and TIA indication to the FDA during the first quarter of 2010. We believe that the medical community eagerly awaits the answer to whether PFO closure or medical therapy alone provides the best risk benefit for reducing recurrent stroke or TIA.”

Davis said, “For the first quarter of 2009, we are expecting total revenues of approximately $3.9 to $4.2 million. For full year 2009, we currently anticipate total revenues of approximately $18 million. With CLOSURE I enrollment complete, and with the recently implemented cost reductions in place, our cash burn rate will decrease significantly in 2009 over 2008 levels. As a result, we expect cash, cash equivalents and marketable securities at December 31, 2009 to be in the range of $6 to $8 million.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the first quarter and full year 2009. Individuals who are interested in listening to the live webcast should log on to the “Investors” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. PFO is a common right-to-left shunt that can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 30,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is a leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA. The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, clinical status, and outcome of the Company’s CLOSURE I trial, including a decision regarding the potential acceleration of data analysis from CLOSURE I, its bioabsorbable technology programs, the Company’s cash position and burn rate, financial and sales expectations, profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, including stroke, TIAs and migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad and the Company’s investment in product development – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the period ended September 30, 2008, and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries
Consolidated Statements of Operations

	For The Three Months Ended		For The Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Product sales	$4,437,954	$5,263,558	17,856,449	19,854,658
Net royalty income	-	1,777,432	18,170	6,900,467
Total revenue	4,437,954	7,040,990	17,874,619	26,755,125

Costs and expenses:
Cost of product sales	1,606,766	1,503,843	5,968,933	5,409,180
Research and development	3,573,096	4,187,268	13,194,376	15,407,153
General and administrative	1,589,532	1,986,536	8,578,640	7,987,917
Selling and marketing	1,917,974	2,578,118	8,783,784	9,093,349
Total costs and expenses	8,687,368	10,255,765	36,525,733	37,897,599

Loss from operations	(4,249,414)	(3,214,775)	(18,651,114)	(11,142,474)

Other income (expense):
Currency transaction (loss) gain	(50,837)	22,196	(123,192)	87,952
Interest income	105,287	402,794	767,724	1,830,191
Total other income, net	54,450	424,990	644,532	1,918,143

Loss before income taxes	(4,194,964)	(2,789,785)	(18,006,582)	(9,224,331)

Income tax expense (benefit)	11,197	139,621	69,169	(121,879)

Net loss	$(4,206,161)	$(2,929,406)	$(18,075,751)	$(9,102,452)

Basic & diluted loss per common share:	$(0.32)	$(0.23)	$(1.39)	$(0.70)

Basic & diluted weighted average common shares outstanding:	13,082,391	12,971,278	13,019,653	12,926,020

NMT Medical, Inc. and Subsidiaries
Consolidated Balance Sheets

	At December 31,	At December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$4,899,179	$6,984,383
Marketable securities	12,674,639	23,989,995
Accounts receivable, net	2,511,934	3,046,308
Inventories	2,018,173	2,071,534
Prepaid expenses and other current assets	1,212,947	3,407,084
Total current assets	23,316,872	39,499,304

Property and equipment, net	928,693	1,103,545

	$24,245,565	$40,602,849

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,870,606	$2,456,316
Accrued expenses	6,468,167	6,221,427
Total current liabilities	9,338,773	8,677,743

Long-term liabilities	507,426	352,185

Stockholders' equity:
Preferred stock, $.001 par value
Authorized--3,000,000 shares
Issued and outstanding--none	-	-
Common stock, $.001 par value
Authorized--30,000,000 shares
Issued and oustanding--13,122,391 and 13,012,142 shares in 2008 and 2007, respectively	13,122	13,012
Additional paid-in capital	52,659,855	51,645,489
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive (loss) income	(108,407)	3,873
Accumulated deficit	(38,045,604)	(19,969,853)
Total stockholders' equity	14,399,366	31,572,921

	$24,245,565	$40,602,849

CONTACT:
NMT Medical, Inc.
Richard E. Davis, 617-737-0930
Chief Operating Officer
red@nmtmedical.com